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                                                                    Exhibit 11.1

                       Wilsons The Leather Experts Inc.
                   Computation of Net Loss Per Common Share
            Period from Inception (May 26, 1996) to August 3, 1996


Weighted average number of issued shares outstanding         7,650,000


Effect of:
        1996 Stock Option Plan                                 128,716
        Melville Warrant to purchase common stock            1,287,694
                                                           -----------

Weighted average shares outstanding                          9,066,410
                                                           ===========

Net loss                                                   $(8,107,000)
                                                           ===========

Net loss per common share                                  $     (0.89)
                                                           ===========